EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 33-15190 of Pinnacle West Capital Corporation on Form S-3 of our report dated February 8, 2002 (March 22, 2002, as to Note 18 and November 21, 2002 as to Note 19) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in 2001 in the method of accounting for derivatives and hedging activities in order to comply with the provisions of Statement of Financial Accounting Standards No. 133), appearing in the Current Report on Form 8-K (dated November 21, 2002) of Pinnacle West Capital Corporation, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
Phoenix, Arizona

December 12, 2002